EXHIBIT 4.35

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

EXCO RESOURCES (XA), LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of EXCO Resources (XA), LLC, a Delaware limited liability company (the “Company”), is dated as of May 28, 2010, and is by EXCO Holding (PA), Inc, a Delaware corporation (the “Member”).

The Company was formed on May 28, 2010 at 1:03 p.m. eastern standard time, the effective date and time of the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware, in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”).

The Member executed the original version of his Agreement on May 28,2010.

The Member desires to amend and restate the original version of this Agreement in its entirety.

Therefore, the Member agrees as follows:

1. Name. The name of the Company is “EXCO Resources (XA), LLC.”

2. Registered Agent and Registered Office. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at such address is The Corporation Trust Company. The Company’s registered agent and registered office may be changed from time to time by decision of the Member.

3. Term. The term of the Company will be perpetual unless dissolved in accordance with the Act.

4. Purpose of the Company. The Company may carry on any lawful business, purpose or activity for which limited liability companies may be organized under the Act.

5. Fiscal Year. The fiscal year of the Company will begin on January 1 and end on December 31 of each calendar year.

6. Title to Company Property. All property owned by the Company will be deemed to be owned solely by the Company, and the Member individually will not have any interest in such property.

7. Membership Interests Uncertificated. The membership interests held by the Member will be uncertificated.

8. Replacement of Prior Agreements. This Agreement replaces and supersedes in all respects any prior operating agreement or other agreement of like tenor and effect that may be in existence and effect as of the date of this Agreement.

9. Management of the Company. The business and affairs of the Company will be managed by the Member. The Member may delegate at any time and from time to time its authority or power (or any portion thereof) to one or more officers, employees or agents of the Company. Unless authorized to do so in writing in accordance with this Agreement, no officer, employee or agent of the Company will have any authority or power to bind the Company in any way.

10. Capital Accounts. At all times during a No Tax Entity Period (as defined in Section 11), the Company will not be required to establish or maintain capital accounts.

11. Tax Characterization and Returns. For income tax purposes, at all times that the Member owns 100% of the equity interests in the Company (a “No Tax Entity Period”), the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701 and corresponding provisions of state law, and shall take all necessary actions to secure and maintain this entity classification for U.S. federal income tax purposes.

12. Distributions. To the extent permitted under the Act, the Company shall distribute cash to the Member at such times and in such amounts as the Member may determine.

13. Assignability of Membership Interest. The interest (economic, management or otherwise) of the Member in the Company is assignable, in whole or in part, either voluntarily or by operation of law, subject to the requirements of Section 14 in the event this Section 13 were to result in ownership of the Company by more than one member.

14. Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member only if a new limited liability company agreement or an amendment and restatement of this Agreement is executed.

15. Dissolution. The Company will dissolve, and its affairs will be wound up, upon the earliest to occur of (a) the decision of the Member, and (b) an event of dissolution of the Company under the Act. Upon dissolution, the Company shall cease carrying on any and all business other than the winding up of the Company’s business, but the Company will not terminate and will continue until the winding up of the affairs of the Company is completed and a certificate of dissolution has been filed pursuant to the Act. Upon the winding up of the Company, the Company’s property will be distributed (i) first to creditors, including the Member if the Member is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities, and (ii) then to the Member. Such distributions will be in cash or property or partly in both, as determined by the Member.

16. Exculpation. To the extent permitted under applicable law, including the Act, neither (a) the Member, (b) any affiliate of the Member, nor (c) any current or future officer, director, employee, authorized representative or agent of the Company, the Member or any of their respective affiliates, will be liable, responsible, or accountable in damages or otherwise to the Company or the Member by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company. The failure of the Member to observe any formalities or requirements relating to he exercise of the powers of the Member or the management of the business and affairs of the Company under this Agreement or the Act will not be grounds for imposing liability on the Member for liabilities of the Company.

17. Indemnity. To the extent permitted under applicable law, including the Act, the Company shall indemnify and hold harmless (a) the Member, (b) any affiliate of the Member, and (c) any current or future officer, director, employee, authorized representative or agent of the Company, the Member or any of their respective affiliates, (each, an “Indemnitee”). from and against any claim, loss, damage, liability, or reasonable expense (including reasonable attorneys’ fees, court costs, and costs of investigation and appeal) suffered or incurred by any such Indemnitee by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company. In addition, the Company may advance costs of defense of any proceeding to the Indemnitee upon receipt by the Company of an undertaking by or on behalf of such Indemnitee to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by the Company.

18. Conflicts of Interest. Nothing in this Agreement will be construed to limit the right of the Member to enter into any transaction that may be considered to be competitive with, or a business opportunity that may be beneficial to, he Company. The Member does not violate a duty or obligation to the Company merely because the conduct of the Member furthers the interests of the Member. The Member may lend money to and transact other business with the Company. The rights and obligations of the Member upon lending money to or transacting business with the Company are the same as those of a person who is not the Member, subject to applicable law. No transaction with the Company will be void or voidable solely because the Member has a direct or indirect interest in the transaction.

19. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member

20. Governing Law. The validity, construction and interpretation of this Agreement and all questions arising out of or relating to either the organization of, or the investment in, the Company, or this Agreement, or the rights, duties and responsibilities of the Member under this Agreement (including claims alleging fraud, misrepresentation or similar torts), are to be governed by the laws of the State of Delaware, without regard to the choice or conflicts of laws principles of any jurisdiction.

21. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause the Member to lose the benefit of its economic bargain.

22. Rights of Creditors and Third Parties. This Agreement is entered into by the Member solely to govern the operation of the Company. This Agreement is not intended for the benefit of any creditor of the Company or any other person other than the heirs, personal representatives, successors and assigns of the Member. Except and only to the extent provided by applicable statute, no creditor or third party will have any rights under this Agreement or any agreement between the Company and the Member, with respect to the subject matter of this Agreement.

23. Bankruptcy. In no event will any of the events described in Section 18-304 of the Act with respect to the Member cause the Member to cease to be a Member or to lose any management or other rights under this Agreement.

24. No Company Seal. The Company will not have a seal, and no agreement, instrument or other document executed on behalf of the Company mat would otherwise be valid and binding on the Company will be invalid or non-binding on the Company solely because no seal is affixed to it.

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The Member is signing this Agreement as of the date first written above.

MEMBER:

EXCO HOLDING (PA), INC.

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President and Secretary

Signature Page to Amended and Restated

Limited Liability Company Agreement of EXCO Resources (XA), LLC